EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
August 3, 2011
News Media
Ruben Rodriguez (202) 624-6620

Financial Community
Douglas Bonawitz (202) 624-6129
WGL Holdings, Inc. Reports Third Quarter Fiscal Year 2011 Earnings;
Increases Annual Guidance
•	GAAP earnings per share for the quarter down $0.13 to $0.06 compared to the prior year; Non-GAAP earnings per share for the quarter up $0.04 to $(0.03) compared to the prior year

•	Non-GAAP earnings guidance for fiscal year 2011 increases to a range of $2.12 to $2.24 per share
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended June 30, 2011 of $3.0 million, or $0.06 per share, compared to net income of $9.7 million, or $0.19 per share, reported for the quarter ended June 30, 2010.
For the nine months ended June 30, 2011, we reported GAAP net income of $147.6 million, or $2.88 per share, compared to net income of $136.0 million, or $2.69 per share, reported for the same comparative period of the prior fiscal year. Our operations are seasonal and, accordingly, our operating results for the three and nine months ended June 30, 2011, are not indicative of the results expected for the 12 months ending September 30, 2011.
Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s system capacity assets and (iii) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.
For the quarter ended June 30, 2011, we reported a non-GAAP operating loss of $(1.8) million, or $(0.03) per share, compared to a non-GAAP operating loss of $(3.6) million, or $(0.07) per share, for the same quarter of the prior fiscal year. For the nine months ended June 30, 2011, our non-GAAP operating earnings were $128.9 million, or $2.52 per share, compared to non-GAAP operating earnings of $129.9 million, or $2.57 per share, for the same period of the prior fiscal year.

“We are happy to announce third quarter results that reflect an improvement in earnings over the third quarter of 2010,” said Terry D. McCallister, Chairman and Chief Executive Officer of WGL Holdings. “We saw improvement driven by net revenue growth in our regulated utility segment, while our retail energy-marketing segment benefited from customer growth and higher unit margins. Based on these results and our expectations of further improvements in the fourth quarter, we are again increasing our annual guidance for 2011.”
Third Quarter Results by Business Segment
Regulated Utility Segment
We typically report a net loss for quarters ending June 30 because of the seasonal nature of our utility operations and the corresponding reduced demand for natural gas during this period. For the quarter ended June 30, 2011, our regulated utility segment reported a seasonal net loss of $(3.9) million, or $(0.08) per share, compared to a net loss of $(10.5) million, or $(0.21) per share, reported for the third quarter of the prior fiscal year. After adjustments, the non-GAAP operating loss for the regulated utility segment was $(6.4) million, or $(0.12) per share, for the quarter ended June 30, 2011, compared to a non-GAAP operating loss of $(9.0) million, or $(0.18) per share, for the same quarter of the prior fiscal year. This three month comparison reflects: (i) higher revenues from an increase in average active customer meters of more than 10,200 over the same three month period in the prior fiscal year; (ii) favorable effects of changes in natural gas consumption patterns; (iii) a decrease in recurring business process outsourcing costs and (iv) the impact of the reduction in Maryland depreciation rates effective June 1, 2010, creating a timing difference between the recognition and recovery of depreciation expense. Partially offsetting these favorable variances was higher employee benefit expense due to changes in pension and retiree medical plan valuation assumptions and higher depreciation expense associated with the increase in our utility plant investment.
For the nine months ended June 30, 2011, our regulated utility segment reported net income of $107.6 million, or $2.10 per share, compared to net income of $121.2 million, or $2.39 per share, for the same period of the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $110.4 million, or $2.15 per share, for the nine months ended June 30, 2011, compared to non-GAAP operating earnings of $115.0 million, or $2.27 per share, for the same period of the prior fiscal year. For the nine months ended June 30, 2011, lower non-GAAP operating earnings reflects: (i) higher employee benefit expense due to changes in pension and retiree medical plan valuation assumptions; (ii) an unfavorable impact of the reduction in the Maryland depreciation rates effective on June 1, 2010, creating a timing difference between the recognition and recovery of depreciation expense; (iii) higher costs for weather protection products related to the District of Columbia; (iv) higher uncollectible accounts expense and (v) higher depreciation expense associated with the increase in our utility plant investment. Partially offsetting these unfavorable variances were higher revenues from an increase in average active customer meters of more than 9,900 over the same nine month period of the prior fiscal year and a decrease in recurring business process outsourcing costs.

Retail Energy-Marketing Segment
For the quarter ended June 30, 2011, the retail energy-marketing segment reported net income of $8.4 million, or $0.16 per share, compared to net income of $20.7 million, or $0.41 per share, reported for the third quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $7.8 million, or $0.15 per share, for the third quarter ended June 30, 2011, an increase of $1.8 million or $0.03 per share, over non-GAAP operating earnings of $6.0 million, or $0.12 per share, for the third quarter of the prior fiscal year.
For the nine months ended June 30, 2011, the retail energy-marketing segment reported net income of $42.8 million, or $0.84 per share, an increase of $26.0 million, or $0.51 per share, over net income of $16.8 million, or $0.33 per share, reported for the same period of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $22.4 million, or $0.44 per share, for the nine months ended June 30, 2011, an increase of $5.5 million or $0.11 per share, over non-GAAP operating earnings of $16.9 million, or $0.33 per share, for the same period of the prior year.
Variations between GAAP net income and non-GAAP operating earnings are attributable to unrealized mark-to-market gains and losses on certain wholesale energy supply and retail sales contracts. The increase in non-GAAP operating earnings for the quarter was driven by higher natural gas margins related to favorable timing on the recognition of margins compared to the prior year, and to customer growth and increased sales of higher margin products. Also contributing to improved operating earnings were slightly higher electric margins reflecting higher sales volumes associated with customer growth as well as favorable weather and pricing conditions in June 2011, partially offset by the favorable effect in the prior year of a true-up with the electric grid operator. Partially offsetting the benefits of increased margins were higher operating expenses due to higher marketing and salary expenses.
For the nine months ended June 30, 2011, the improvement in non-GAAP operating earnings was due to increased natural gas sales margins attributed to higher gas sales volumes driven by customer growth, unusually favorable market conditions for portfolio optimization activity this past winter, and improved unit margins on retail sales. Electric sales margins also increased due to higher electric sales volumes associated with customer growth and favorable pricing on electricity supply. Partially offsetting these increases were higher operating expenses due to higher marketing and salary expenses.
Design-Build Energy Systems Segment
For the quarter ended June 30, 2011, the design-build energy systems segment reported a net loss of $(26,000), an increase of $51,000 over a net loss of $(77,000) for the same quarter of the prior year. For the nine months ended June 30, 2011, the design-build energy systems segment reported net income of $162,000, an increase of $542,000 over a net loss of $(380,000) for the same period of the prior fiscal year. For both the three and nine month periods ended June 30, 2011, earnings increased primarily due to the commencement of project work for government agency customers that was delayed in the prior year, partially offset by higher operating expenses due to higher labor expense associated with increased project work. There were no non-GAAP adjustments for this segment for any of the periods presented.

Other Activities
For the quarter ended June 30, 2011, other activities reported a net loss of $(1.5) million, or $(0.02) per share, compared to a net loss of $(509,000), or $(0.01) per share, for the same quarter of the prior fiscal year. For the nine months ended June 30, 2011, other activities reported a net loss of $(2.9) million, or $(0.06) per share, compared to a net loss of $(1.6) million, or $(0.03) per share, for the same period of the prior fiscal year. After adjustments to eliminate mark-to-market gains and losses, the non-GAAP operating loss for other activities was $(3.2) million, or $(0.06) per share, for the quarter ended June 30, 2011, compared to an operating loss of $(509,000), or $(0.01) per share, for the same quarter of the prior fiscal year. For the nine months ended June 30, 2011, other activities reported a non-GAAP operating loss of $(4.1) million, or $(0.07) per share, compared to $(1.6) million, or $(0.03) per share, for the same period of the prior fiscal year. For both the three and nine month periods, non-GAAP operating losses were higher than in the prior year principally due to higher initial expenses associated with activities of our non-utility wholesale energy company, Capitol Energy Ventures, that are expected to contribute revenues in subsequent periods.
Earnings Outlook
We are updating our GAAP earnings estimate for the fiscal year 2011 in a range of $2.48 per share to $2.60 per share. This estimate includes projected fiscal year 2011 earnings from our regulated utility segment in a range of $1.57 per share to $1.63 per share and projected fiscal year 2011 earnings from our unregulated business segments in a range of $0.91 per share to $0.97 per share.
We are also updating our consolidated earnings estimate for fiscal year 2011 based on non-GAAP operating earnings in a range of $2.12 per share to $2.24 per share. This estimate includes projected fiscal year 2011 non-GAAP operating earnings from our regulated utility segment in a range of $1.62 per share to $1.68 per share, and projected fiscal year 2011 non-GAAP operating earnings from our unregulated business segments in a range of $0.50 per share to $0.56 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this press release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.
We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings website, www.wglholdings.com.
Other Information
We will hold a conference call at 10:30 a.m. Eastern time on August 4, 2011, to discuss our third quarter and fiscal year 2011 financial results. The live conference call will be available to the public via a link located on the WGL Holdings website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings website through September 5, 2011.
Headquartered in Washington, D.C., WGL Holdings, Inc. has three operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings, Inc. is available on our website, www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.
Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30,	September 30,
(In thousands)	2011	2010

ASSETS
Property, Plant and Equipment
At original cost	$3,496,643	$3,383,364
Accumulated depreciation and amortization	(1,068,567)	(1,037,156)

Net property, plant and equipment	2,428,076	2,346,208

Current Assets
Cash and cash equivalents	139,030	8,849
Accounts receivable, net	338,531	298,212
Storage gas — at cost (first-in, first-out)	207,765	242,223
Other	137,530	167,981

Total current assets	822,856	717,265

Deferred Charges and Other Assets	545,745	580,421

Total Assets	$3,796,677	$3,643,894

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,252,176	$1,153,395
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	587,239	592,875

Total capitalization	1,867,588	1,774,443

Current Liabilities
Notes payable and current maturities of long-term debt	90,125	130,515
Accounts payable and other accrued liabilities	282,194	225,362
Other	203,194	188,174

Total current liabilities	575,513	544,051

Deferred Credits	1,353,576	1,325,400

Total Capitalization and Liabilities	$3,796,677	$3,643,894

WGL Holdings, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2011	2010	2011	2010

OPERATING REVENUES
Utility	$178,466	$168,379	$1,149,057	$1,170,536
Non-utility	311,815	291,294	1,154,319	1,073,198

Total Operating Revenues	490,281	459,673	2,303,376	2,243,734

OPERATING EXPENSES
Utility cost of gas	60,774	60,001	555,964	576,200
Non-utility cost of energy-related sales	281,817	243,983	1,032,935	1,008,971
Operation and maintenance	80,776	79,062	245,875	230,850
Depreciation and amortization	22,833	23,634	68,124	72,032
General taxes and other assessments	28,840	25,752	123,515	100,179

Total Operating Expenses	475,040	432,432	2,026,413	1,988,232

OPERATING INCOME	15,241	27,241	276,963	255,502
Other Income — Net	481	280	49	1,144
Interest Expense
Interest on long-term debt	10,022	9,913	29,919	29,816
AFUDC and other — net	210	87	631	143

Total Interest Expense	10,232	10,000	30,550	29,959

INCOME BEFORE INCOME TAXES	5,490	17,521	246,462	226,687
INCOME TAX EXPENSE	2,208	7,510	97,860	89,669

NET INCOME	3,282	10,011	148,602	137,018
Dividends on Washington Gas preferred stock	330	330	990	990

NET INCOME APPLICABLE TO COMMON STOCK	$2,952	$9,681	$147,612	$136,028

AVERAGE COMMON SHARES OUTSTANDING
Basic	51,243	50,664	51,153	50,422
Diluted	51,314	50,918	51,235	50,638

EARNINGS PER AVERAGE COMMON SHARE
Basic	$0.06	$0.19	$2.89	$2.70
Diluted	$0.06	$0.19	$2.88	$2.69

Net Income (Loss) Applicable To Common Stock — By Segment ($000):

Regulated utility	$(3,931)	$(10,476)	$107,596	$121,226

Non-utility operations:
Retail energy-marketing	8,387	20,743	42,788	16,813
Design-build energy systems	(26)	(77)	162	(380)
Other activities	(1,478)	(509)	(2,934)	(1,631)

Total non-utility	6,883	20,157	40,016	14,802

NET INCOME APPLICABLE TO COMMON STOCK	$2,952	$9,681	$147,612	$136,028

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

FINANCIAL STATISTICS
	Twelve Months Ended June 30,
	2011	2010

Closing Market Price — end of period	$38.49	$34.03
52-Week Market Price Range	$40.00-$33.32	$36.57-$30.37
Price Earnings Ratio	16.2	13.7
Annualized Dividends Per Share	$1.55	$1.51
Dividend Yield	4.0%	4.4%
Return on Average Common Equity	9.9%	10.7%
Total Interest Coverage (times)	5.8	6.1
Book Value Per Share — end of period	$24.41	$23.51
Common Shares Outstanding — end of period (thousands)	51,293	50,720

UTILITY GAS STATISTICS
	Three Months Ended				Nine Months Ended				Twelve Months Ended
	June 30,				June 30,				June 30,
(In thousands)	2011		2010		2011		2010		2011		2010

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$102,919		$99,444		$757,953		$793,905		$828,836		$863,124
Commercial and Industrial — Firm	26,446		24,697		178,012		174,828		196,396		197,879
Commercial and Industrial — Interruptible	516		376		2,130		3,296		2,637		3,783
Electric Generation	275		275		825		825		1,100		1,100

	130,156		124,792		938,920		972,854		1,028,969		1,065,886

Gas Delivered for Others Firm	31,783		25,902		147,536		139,851		168,637		160,011
Interruptible	9,754		9,371		42,608		39,062		50,662		46,584
Electric Generation	135		109		253		210		532		329

	41,672		35,382		190,397		179,123		219,831		206,924

	171,828		160,174		1,129,317		1,151,977		1,248,800		1,272,810
Other	6,638		8,205		19,740		18,559		27,507		27,979

Total	$178,466		$168,379		$1,149,057		$1,170,536		$1,276,307		$1,300,789

	Three Months Ended				Nine Months Ended				Twelve Months Ended
	June 30,				June 30,				June 30,
(In thousands of therms)	2011		2010		2011		2010		2011		2010

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	70,907		56,801		647,836		626,242		683,951		663,017
Commercial and Industrial — Firm	22,873		18,748		165,325		155,964		179,895		173,264
Commercial and Industrial — Interruptible	493		337		2,086		3,204		2,531		3,699

	94,273		75,886		815,247		785,410		866,377		839,980

Gas Delivered for Others
Firm	82,207		66,516		461,547		436,984		505,662		482,382
Interruptible	47,429		47,028		227,294		222,450		272,667		267,697
Electric Generation	44,042		44,606		67,404		68,156		172,243		112,137

	173,678		158,150		756,245		727,590		950,572		862,216

Total	267,951		234,036		1,571,492		1,513,000		1,816,949		1,702,196

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	91,344		87,201		610,272		530,138		673,453		592,521
Number of Customers (end of period)	172,100		160,900		172,100		160,900		172,100		160,900

Electricity Sales
Electricity Sales (thousands of kWh)	2,687,887		2,358,017		7,745,297		6,366,231		10,655,268		8,459,259
Number of Accounts (end of period)	183,900		141,700		183,900		141,700		183,900		141,700

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	72.94	¢	75.90	¢	67.95	¢	74.71	¢	68.62	¢	74.54	¢

HEATING DEGREE DAYS

Actual	273		217		3,985		3,825		3,985		3,833
Normal	301		300		3,756		3,751		3,770		3,765
Percent Colder (Warmer) than Normal	(9.3)%		(27.7)%		6.1%		2.0%		5.7%		1.8%

Average Active Customer Meters	1,087,779		1,077,562		1,084,599		1,074,619		1,082,296		1,072,503

WGL HOLDINGS, INC.
USE OF NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)
The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets and (iii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance.
The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:
•	We exclude unrealized mark-to-market adjustments for our energy-related derivatives to provide a more transparent and accurate view of the ongoing financial results of our operations. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. With the exception of certain transactions related to the optimization of system capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts that are ultimately reversed when the derivatives are settled.

•	We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. In addition, losses incurred to terminate long-term contracts affecting transportation capacity optimization margins of future periods are included in the reporting period when the transportation capacity optimization margins earned as a result of the termination are realized. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.
There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Quarter Ended June 30, 2011
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$(3,931)	$8,387	$(26)	$(1,478)	$2,952
Adjusted for (items shown after-tax):
Unrealized mark-to-market gain on energy-related derivatives (a)	(2,946)	(593)	—	(1,696)	(5,235)
Storage optimization program (b)	529	—	—	—	529
Weather derivative products (d)	(27)	—	—	—	(27)

Non-GAAP operating earnings (loss)	$(6,375)	$7,794	$(26)	$(3,174)	$(1,781)

GAAP diluted earnings (loss) per average common share (51,314 shares)	$(0.08)	$0.16	$—	$(0.02)	$0.06
Per share effect of non-GAAP adjustments	(0.04)	(0.01)	—	(0.04)	(0.09)

Non-GAAP operating earnings (loss) per share	$(0.12)	$0.15	$—	$(0.06)	$(0.03)

Quarter Ended June 30, 2010
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities^	Consolidated

GAAP net income (loss)	$(10,476)	$20,743	$(77)	$(509)	$9,681
Adjusted for (items shown after-tax):
Unrealized mark-to-market gain on energy-related derivatives (a)	(812)	(14,778)	—	—	(15,590)
Storage optimization program (b)	(498)	—	—	—	(498)
Weather derivative products (d)	637	—	—	—	637
Partial Settlement of the Supplemental Executive Retirement Program (e)	2,140	—	—	—	2,140

Non-GAAP operating earnings (loss)	$(9,009)	$5,965	$(77)	$(509)	$(3,630)

GAAP diluted earnings (loss) per average common share (50,918 shares)	$(0.21)	$0.41	$—	$(0.01)	$0.19
Per share effect of non-GAAP adjustments	0.03	(0.29)	—	—	(0.26)

Non-GAAP operating earnings (loss) per share	$(0.18)	$0.12	$—	$(0.01)	$(0.07)

Nine Months Ended June 30, 2011
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$107,596	$42,788	$162	$(2,934)	$147,612
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	5,853	(20,402)	—	(1,117)	(15,666)
Storage optimization program (b)	(1,828)	—	—	—	(1,828)
Amortization of derivative contract termination (c)	(1,074)	—	—	—	(1,074)
Weather derivative products (d)	(151)	—	—	—	(151)

Non-GAAP operating earnings (loss)	$110,396	$22,386	$162	$(4,051)	$128,893

GAAP diluted earnings (loss) per average common share (51,235 shares)	$2.10	$0.84	$—	$(0.06)	$2.88
Per share effect of non-GAAP adjustments	0.05	(0.40)	—	(0.01)	(0.36)

Non-GAAP operating earnings (loss) per share	$2.15	$0.44	$—	$(0.07)	$2.52

Nine Months Ended June 30, 2010
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities^	Consolidated

GAAP net income (loss)	$121,226	$16,813	$(380)	$(1,631)	$136,028
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(8,163)	91	—	—	(8,072)
Storage optimization program (b)	758	—	—	—	758
Amortization of derivative contract termination (c)	(964)	—	—	—	(964)
Weather derivative products (d)	(1)	—	—	—	(1)
Partial settlement of the Supplemental Executive Retirement Program (e)	2,140	—	—	—	2,140

Non-GAAP operating earnings (loss)	$114,996	$16,904	$(380)	$(1,631)	$129,889

GAAP diluted earnings (loss) per average common share (50,638 shares)	$2.39	$0.33	$—	$(0.03)	$2.69
Per share effect of non-GAAP adjustments	(0.12)	—	—	—	(0.12)

Non-GAAP operating earnings (loss) per share	$2.27	$0.33	$—	$(0.03)	$2.57

*	Other Activities for fiscal year 2011 include the results of operations of Capitol Energy Ventures and WGSW, Inc. and include non-GAAP adjustments for net unrealized losses (gains) on energy-related derivatives. Per share amounts may include adjustments for rounding.

^	Other Activities for fiscal year 2010 may include adjustments for rounding in its per share amounts.

(Footnote references are described on the following page.)

WGL HOLDINGS, INC. (Consolidated by Quarter)
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Fiscal Year 2011
	Quarterly Period Ended (f)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income	$65,232	$79,428	$2,952		$147,612
Adjusted for (items shown after-tax):
Unrealized mark-to-market (gain) loss on energy-related derivatives (a)	(10,667)	236	(5,235)		(15,666)
Storage optimization program (b)	(1,720)	(637)	529		(1,828)
Amortization of derivative contract termination (c)	(429)	(645)	—		(1,074)
Weather derivative products (d)	(182)	58	(27)		(151)

Non-GAAP operating earnings (loss)	$52,234	$78,440	$(1,781)		$128,893

Diluted average common shares outstanding	51,143	51,242	51,314		51,235

GAAP diluted earnings per average common share	$1.28	$1.55	$0.06		2.88
Per share effect of non-GAAP adjustments	(0.26)	(0.02)	(0.09)		(0.36)

Non-GAAP operating earnings (loss) per share	$1.02	$1.53	$(0.03)		$2.52

Fiscal Year 2010
	Quarterly Period Ended (f)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income	$47,641	78,706	$9,681		$136,028
Adjusted for (items shown after-tax):
Unrealized mark-to-market (gain) loss on energy-related derivatives (a)	2,371	5,147	(15,590)		(8,072)
Storage optimization program (b)	385	871	(498)		758
Amortization of derivative contract termination (c)	(385)	(579)	—		(964)
Weather derivative products (d)	786	(1,424)	637		(1)
Partial settlement of the Supplemental Executive Retirement Program (e)	—	—	2,140		2,140

Non-GAAP operating earnings (loss)	$50,798	$82,721	$(3,630)		$129,889

Diluted average common shares outstanding	50,429	50,572	50,918		50,638

GAAP diluted earnings per average common share	$0.94	$1.56	$0.19		$2.69
Per share effect of non-GAAP adjustments	0.07	0.08	(0.26)		(0.12)

Non-GAAP operating earnings (loss) per share	$1.01	$1.64	$(0.07)		$2.57

Footnotes:
(a)	Represents the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment and to Capitol Energy Ventures in the other activities segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in this period to be matched against the margins earned in the quarters that would have been constrained if the contract had not been terminated.

(d)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.

(e)	Represents the partial settlement of the Supplemental Employee Retirement Program due to lump sum distributions to certain retired employees that occurred in 2010.

(f)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.
RECONCILIATION OF GAAP EARNINGS GUIDANCE TO
NON-GAAP EARNINGS GUIDANCE
FISCAL YEAR ENDING SEPTEMBER 30, 2011

Consolidated
	Low	High

GAAP Earnings Per Share Guidance Range	$2.48	$2.60
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.29)	(0.29)
Storage optimization program (b)	(0.05)	(0.05)
Amortization of derivative contract termination (c)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$2.12	$2.24

Regulated Utility Segment
	Low	High

GAAP Earnings Per Share Guidance Range	$1.57	$1.63
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.12	0.12
Storage optimization program (b)	(0.05)	(0.05)
Amortization of derivative contract termination (c)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$1.62	$1.68

Unregulated Business Segments
	Low	High
GAAP Earnings Per Share Guidance Range	$0.91	$0.97
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.41)	(0.41)

Non-GAAP Operating Earnings Per Share Guidance Range	$0.50	$0.56

Footnotes:
(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2011. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment and to Capitol Energy Ventures in the other activities segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in this period and in future periods to be matched against the margins earned in the quarters that would have been constrained if the contract had not been terminated.